CH ENERGY GROUP, INC.	EXHIBIT 12 (i)
Computation of Ratio of Earnings to Fixed Charges

			2010		2009	Year Ended December 31,
			3 Months	12 Months	3 Months
			Ended	Ended	Ended
		Earnings: ($000)	Mar 31	Mar 31	Mar 31	2009	2008	2007	2006	2005
A.		Net income from Continuing Operations	$20,715	$36,188	$18,954	$34,427	$32,609	$42,004	$44,173	$44,619
B.		Preferred Stock Dividends	242	970	242	970	970	970	970	970
C.		Federal and State Income Tax	14,033	22,996	11,429	20,392	19,314	20,960	23,636	25,931
	Less	Income from Equity Investments	234	233	230	229	568	1,895	1,810	1,456
	Plus	Cash Distribution from Equity Investments	54	1,140	689	1,775	2,463	3,427	1,315	1,833
D.		Earnings before Income Taxes and Equity Investments	$34,810	$61,061	$31,084	$57,335	$54,788	$65,466	$68,284	$71,897
E.		Fixed Charges
		Interest on Other-Long-Term Debt	5,609	21,828	4,780	20,999	20,518	18,653	16,425	13,826
		Other Interest	1,517	4,667	846	3,996	3,360	3,189	3,622	2,577
		Interest Portion of Rents(1)	274	1,002	315	1,043	1,220	1,278	1,112	1,077
		Amortization of Premium & Expense on Debt	224	936	244	956	982	963	991	1,043
		Preferred Stock Dividends Requirements of Central Hudson	381	1,512	372	1,492	1,502	1,411	1,402	1,456
		Total Fixed Charges	$8,005	$29,945	$6,557	$28,486	$27,582	$25,494	$23,552	$19,979
	Less	Preferred Stock Dividends Requirements of Central Hudson	381	1,512	372	1,492	1,502	1,411	1,402	1,456
F.		Total Earnings	$42,434	$89,494	$37,269	$84,329	$80,868	$89,549	$90,434	$90,420

		Preferred Dividend Requirements:
G.		Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$970	$242	$970	$970	$970	$970	$970
H.		Less Allowable Dividend Deduction	(32)	(127)	(32)	(127)	(127)	(127)	(127)	(127)
I.		Net Subject to Gross-Up	210	843	210	843	843	843	843	843
J.		Ratio of Earnings before Income Taxes and Equity Inv. To Net Income (D/(A+B))	1.661	1.643	1.619	1.620	1.632	1.523	1.513	1.577
K.		Preferred Dividend (Pre-tax) (I x J)	349	1,385	340	1,365	1,375	1,284	1,275	1,329
L.		Plus Allowable Dividend Deduction	32	127	32	127	127	127	127	127
M.		Preferred Dividend Factor	$381	$1,512	$372	$1,492	$1,502	$1,411	$1,402	$1,456

N.		Ratio of Earnings to Fixed Charges (F/E)	5.3	3.0	5.7	3.0	2.9	3.5	3.8	4.5

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.

CENTRAL HUDSON GAS & ELECTRIC CORPORATION	EXHIBIT 12 (i)(i)
Computation of Ratio of Earnings to Fixed Charges
and Ratio of Earnings to Fixed Charges and Preferred Dividends

		2010		2009	Year Ended December 31,
		3 Months	12 Months	3 Months
		Ended	Ended	Ended
	Earnings: ($000)	Mar 31	Mar 31	Mar 31	2009	2008	2007	2006	2005
A.	Net income	$16,645	$36,828	$12,593	$32,776	$27,238	$33,436	$34,871	$35,635
B.	Federal and State Income Tax	11,480	23,816	8,806	21,142	19,273	20,326	21,528	23,936
C.	Earnings before Income Taxes	$28,125	$60,644	$21,399	$53,918	$46,511	$53,762	$56,399	$59,571
D.	Fixed Charges
	Interest on Other-Long-Term Debt	4,773	18,823	4,780	18,830	20,518	18,653	16,425	13,826
	Other Interest	1,480	5,513	1,220	5,253	4,495	4,378	3,622	2,577
	Interest Portion of Rents(1)	199	625	209	635	788	898	818	835
	Amortization of Premium & Expense on Debt	224	936	244	956	982	963	991	1,043
	Total Fixed Charges	$6,676	$25,897	$6,453	$25,674	$26,783	$24,892	$21,856	$18,281

E.	Total Earnings	$34,801	$86,541	$27,852	$79,592	$73,294	$78,654	$78,255	$77,852

	Preferred Dividend Requirements:
F.	Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$970	$242	$970	$970	$970	$970	$970
G.	Less Allowable Dividend Deduction	(32)	(127)	(32)	(127)	(127)	(127)	(127)	(127)
H.	Net Subject to Gross-Up	210	843	210	843	843	843	843	843
I.	Ratio of Earnings before Income Taxes to Net Income (C/A)	1.690	1.647	1.699	1.645	1.708	1.608	1.617	1.672
J.	Preferred Dividend (Pre-tax) (H x I)	355	1,388	357	1,387	1,440	1,356	1,363	1,409
K.	Plus Allowable Dividend Deduction	32	127	32	127	127	127	127	127
L.	Preferred Dividend Factor	387	1,515	389	1,514	1,567	1,483	1,490	1,536
M.	Fixed Charges (D)	6,676	25,897	6,453	25,674	26,783	24,892	21,856	18,281
N.	Total Fixed Charges and Preferred Dividends	$7,063	$27,412	$6,842	$27,188	$28,350	$26,375	$23,346	$19,817

O.	Ratio of Earnings to Fixed Charges (E/D)	5.2	3.3	4.3	3.1	2.7	3.2	3.6	4.3
P.	Ratio of Earnings to Fixed Charges and Preferred Dividends (E/N)	4.9	3.2	4.1	2.9	2.6	3.0	3.4	3.9

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.